As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORRECTIONAL PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	65-0823232

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3300 PGA Boulevard, Suite 750
Palm Beach Gardens, Florida 33410

(Address of Principal Executive Offices)

Correctional Properties Trust 2002 Stock Option Plan

(Full title of the Plans)

Charles R. Jones
President and Chief Executive Officer
3300 PGA Boulevard, Suite 750
Palm Beach Gardens, Florida 33410

(Name and address of agent for service)

(561) 630-6336

Telephone number, including area code, of agent for service

Copies to:

Morris Brown, Esq. Greenberg Traurig, P.A. 777 South Flagler Drive West Palm Beach, Florida 33401 (561) 650-7900	Jaret L. Davis, Esq. Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 (305) 579-0500
CALCULATION OF REGISTRATION FEE

	Proposed number of	Proposed maximum	Proposed
Title of securities	shares to be	offering price	maximum aggregate	Amount of
to be registered	registered(1)	per share	offering price	Registration fee
Common Shares of Beneficial Interest, $0.001 par value	200,000	(2)	$5,267,518.75	$667.40

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares which become issuable under the Correctional Properties 2002 Stock Option Plan (the “Plan”) or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of: (i) the exercise price of $20.93 with respect to options to purchase an aggregate of 53,750 common shares of the Registrant under the Plan and (ii) the average of the high and low price of a common share of Common Stock as reported by the New York Stock Exchange on November 10, 2004 with respect to options to purchase an aggregate of 146,250 shares of common stock of the Registrant under the Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference into this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

(b)	All of our other reports filed pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of our most recent fiscal year ended December 31, 2003;

(c)	The description of our common stock contained in our Registration Statement on Form S-11 (Registration No. 333-46681) as filed with the Securities and Exchange Commission on February 20, 1998 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description; and

(d)	Our Form 8-A (File No. 1-14031) filed with the Securities and Exchange Commission on April 14, 1998.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or

(b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”) of the Registrant contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Declaration of Trust of the Registrant obligates it, to the fullest extent permitted by Maryland law, to indemnify and advance expenses to any trustee or officer of the Registrant. The Bylaws of the Registrant obligate it, to the maximum extent permitted by Maryland law, (a) to indemnify (i) any present or former trustee or officer of the Registrant (including among the foregoing, for all purposes of this Item 6 and without limitation, any individual who, while a trustee or officer of the Registrant and at the express request of the Registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, and (ii) any present or former trustee or officer of the Registrant against any claim or liability to which he may become subject by reason of such status unless it is established that (x) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (y) he actually received an improper personal benefit in money, property or services or (z) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (b) to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former trustee or officer of the Registrant who is made a party to the proceeding by reason of such status, provided that the Registrant has received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Declaration of Trust and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The MGCL requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the MGCL and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

     See “Exhibit Index” on page II-1 below.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida on this 12th day of November, 2004.

CORRECTIONAL PROPERTIES TRUST
By:	/s/ Charles R. Jones
Charles R. Jones
President, Chief Executive Officer and Trustee

     Each person whose signature appears below hereby appoints Charles R. Jones his true and lawful attorney-in-fact with Mr. Jones having the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert R. Veach, Jr. Robert R. Veach, Jr.	Chairman of the Board	November 12, 2004

/s/ Richard R. Wackenhut Richard R. Wackenhut	Vice-Chairman of the Board	November 12, 2004

/s/ Anthony P. Travisono Anthony P. Travisono	Trustee	November 12, 2004

/s/ Clarence E. Anthony Clarence E. Anthony	Trustee	November 12, 2004

/s/ James D. Motta James D. Motta	Trustee	November 12, 2004

/s/ William M. Murphy William M. Murphy	Trustee	November 12, 2004

/s/ Donna Arduin Donna Arduin	Trustee	November 12, 2004

/s/ David J. Obernesser David J. Obernesser	Vice President, Chief Financial Officer, Secretary, Treasurer and Chief Accounting Officer	November 12, 2004

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Correctional Properties Trust 2002 Stock Option Plan

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)